FEDERATED EQUITY FUNDS

CONSENT OF TRUSTEES

The undersigned, being all of the Trustees (the “Board”) of Federated Equity Funds (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of each Declaration of Trust, and Article V, Section 7 of the Bylaws of each Trust, to the adoption of the following resolution with the same effect as though they had been adopted at the meeting of the Trustees:

RESOLVED,	that the Board hereby ratifies the Secretary and Assistant Secretaries of the Trust signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Value Growth Portfolio and Blue Chip Portfolio, each a portfolio of EquiTrust Series Fund, Inc. into Federated Capital Appreciation Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 14th day of April, 2011.

/S/ John F. Donahue	/S/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis	/S/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/S/ John F. Cunningham	/S/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/S/ J. Christopher Donahue	/S/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/S/ Maureen Lally-Green	/S/ James F. Will
Maureen Lally-Green	James F. Will

/S/ Peter E. Madden
Peter E. Madden